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SEC 1344        Persons who potentially are to respond to the collection of
(7-2000)        information contained in this form are not required to respond
Previous        unless the form displays a currently valid OMB control number.
versions
obsolete
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                                                                +--------------+
                                 UNITED STATES                  | OMB APPROVAL |
                      SECURITIES AND EXCHANGE COMMISSION        +--------------+
                            Washington, D.C. 20549              | OMB Number:  |
                                                                |  3235-0058   |
                                  FORM 12b-25                   |   Expires:   |
                                                                | January 31,  |
                          NOTIFICATION OF LATE FILING           |     2002     |
                                                                |   Estimated  |
                                                                |average burden|
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K       |   hours per  |
             [ ] Form 10-Q  [ ] Form N-SAR                      |response..2.50|
                                                                +--------------+
For Period Ended: December 31, 2000 FILMAGIC ENTERTAINMENT CORP.+--------------+
                 ------------------ CIK# 0000846494             |   SEC File   |
[X] Transition Report on Form 10-K  CCC# jza@hpv3               |     Number   |
[ ] Transition Report on Form 20-F                              |              |
[ ] Transition Report on Form 11-K                              +--------------+
[ ] Transition Report on Form 10-Q                              +--------------+
[ ] Transition Report on Form N-SAR                             |    CUSIP     |
For the Transition Period Ended: ____________________________   |    Number    |
                                                                +--------------+

[ Read Instruction (on back page) Before Preparing Form. Please Print or Type. ]
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
    FILMAGIC ENTERTAINMENT CORPORATION
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Full Name of Registrant

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Former Name if Applicable
    545 N. Mountain #208 Mail: 1042 N. Mountain #B348
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Address of Principal Executive Office (Street and Number)
    Upland, California 91786
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 XX | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
[ ] |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

THE COMPANY'S OPERATIONS HAVE BEEN INOPERATIVE FOR SOME PERIOD AND THE ACCOUNTANT REQUIRED COSTS THAT WOULD HAVE BEEN UNREASONABLE TO HAVE COMPLETED WITHIN A TIMELY PERIOD. THE EXTENSION IS TIME HAS BEEN REQUESTED SO THAT COMPLETION WILL OCCUR WITHOUT ADDITIONAL COST THAT CAN NOT BE CURRENTLY FUNDED BY COMPANY.

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
TIMELY WITHOUT UNREASONABLE COSTS ATTACHED TO THAT COMPLETION.

                        (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      R. Bruce Harris, Pres           909-982-6321
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [X] Yes  [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                      Filmagic Entertainment Corporation
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date          4-2-2001                  By /s/ R. Bruce Harris, President
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.